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                                                                      Exhibit 99

News Release:


Contact:      Anneka Cole
              ALZA Corporation
              415-494-5222


              Richard F. Pops
              Chief Executive Officer
              Alkermes, Inc.
              617-494-0171


              ALZA AND ALKERMES ANNOUNCE $50 MILLION STOCK PURCHASE
                 AGREEMENT AND PRODUCT DEVELOPMENT COLLABORATION


PALO ALTO, Calif., February 13, 1997 . . . ALZA Corporation (NYSE: AZA) and Alkermes, Inc. (NASDAQ: ALKS) today announced that they have entered into a stock purchase agreement under which ALZA has agreed to purchase two million newly-issued shares of Alkermes common stock for $50 million. Separately, the parties announced that they have agreed to collaborate on a program for the development and commercialization of a product utilizing Alkermes' ProLease/r/ or Medisorb/r/ drug delivery technology.

     The securities being purchased by ALZA have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The completion of the stock purchase is subject to various conditions precedent, including compliance with the notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Upon completion of the stock purchase, ALZA will own approximately 9.7 percent of the outstanding common stock of Alkermes.

     Under the joint development program, ALZA is expected to fund the development costs of the program and would have worldwide commercialization rights to the product. Alkermes would receive royalties based on product sales. It is anticipated that Alkermes would manufacture the product.

     Alkermes, Inc., headquartered in Cambridge, Mass., is developing products based on drug delivery technologies.


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     ALZA Corporation, headquartered in Palo Alto, Calif., develops and commercializes pharmaceutical products incorporating drug delivery technologies.


To the extent any statements made in this release deal with information that is not historical, these statements are necessarily forward-looking. As such they are subject to the occurrence of many events outside of ALZA's and Alkermes' control and are subject to various risk factors that could cause ALZA's and Alkermes' results to differ materially from those expressed in any forward-looking statement. The risk factors are described in ALZA's and Alkermes' reports on Form 10-K and 10-Q as filed with the SEC and include, without limitation, the inherent risk of technical product development failure, the risk of clinical outcomes, regulatory risks, and risks related to proprietary rights, market acceptance and competition.

                                      # # #

Copies of ALZA's news releases, quarterly reports and corporate fact sheets are available through ALZA's automated fax line at 800-859-5910. ALZA news releases also can be found on the World Wide Web at http://www.alza.com.



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